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                                                                   EXHIBIT 10.10

                          SUPPLY AND PURCHASE AGREEMENT



                                HYDROCHLORIC ACID


Between:


"CHLORALP" a corporation organized under the laws of France, whose registered office is located at 25 Quai PAul Doumer, 92 408 Courbevoie, France, hereinafter referred to as "ChlorAlp"

                                             on the one hand,

And:

RHONE - POULENC CHIMIE, a Societe Anonyme organized under the laws of France, whose registered office is located at 25 Quai Paul Doumer, 92 408 Courbevoie, France, hereinafter referred to as "RPC"
                                             on the other hand,

ChlorAlp and RPC being hereafter referred to as the "Parties";


WITNESSETH:

- whereas ChlorAlp operates at Pont de Claix (Isere) a unit producing chlorine and caustic soda products and needs for such production Hydrochloric Acid,

- whereas RPC operates several production units at Pont de Claix (Isere) and in particular an Hydrochloric Acid unit and is interested to supply ChlorAlp with said product,

- whereas ChlorAlp and RPC wish therefore to enter into a long - term supply and purchase agreement in order to provide ChlorAlp with Hydrochloric Acid;


ARTICLE 1.  OBJECT

The object of the present agreement (the "Agreement") is to define the terms and conditions according to which RPC shall supply ChlorAlp, and ChlorAlp shall purchase from RPC Hydrochloric Acid, as defined with its Specifications in
Schedule 1 of this Agreement (hereinafter the "Product").



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ARTICLE 2.  SUPPLY AND PURCHASE OBLIGATIONS

2.1.  Quantity

RPC undertakes to supply to ChlorAlp, and ChlorAlp undertakes to purchase from RPC, during each calendar year of the Term of this Agreement as defined in
Article 6 hereafter, one hundred per cent (100%) of the quantities of Product needed by ChlorAlp for its brine operation on Pont de Claix Site (hereinafter the "Quantity" or "Q").

For the calendar year 1996, the annual Quantity was [*] Metric Tons (100% BASIS) and for the calendar year 1997, the annual Quantity is estimated to be [*] Metric Tons.

2.2.  Supply Program

Each year, prior to October 31, ChlorAlp will notify to RPC of its estimated purchase requirements for the Product during the subsequent calendar year (the "Estimated Purchase Requirements").

The Estimated Purchase Requirements divided by 12 months shall constitute the basis for ChlorAlp's monthly orders, except during the months when turnarounds are conducted.

Therefore, ChlorAlp shall not unreasonably by more than 20% decrease or increase its monthly orders without prior notice to RPC.

At least five business days before the first business day of month (m), ChlorAlp shall send to RPC firm orders for deliveries of Product for month (m), and shall communicate to RPC its best estimates of the quantities of Product planned to be ordered for the two following months (m + 1) and (m + 2), unless otherwise agreed.

RPC and ChlorAlp shall meet at the minimum twice a year with a view to exchanging mutual information on ChlorAlp's demands and needs, to updating schedules and solving any difficulties in applying this Agreement.

2.3.  Delivery.

Product shall be delivered by pipe to the brine preparation unit of ChlorAlp. The delivery point shall be the valve at which the delivery pipe connects at the entrance of ChlorAlp's brine preparation unit, with RPC's pipes.

Turnarounds

Both Parties agree to coordinate in order to decide jointly the date and duration of the turnarounds of their respective Pont de Claix production units.


ARTICLE 3.  PRICE

3.1. The "Initial Price" ("P0") of the Product to be paid by RPC to ChlorAlp is defined as follows:










* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.
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                                     [*]

3.2. Such Initial Price shall be revised for the first time on January 1998, and thereafter twice a year, in accordance with the following revision formula:

                                     [*]

where:

P is the revised Price to be applied for the current semester (n) (the "Revision Semester")

P (n - 1): is the Price applied to the Product for semester (n - 1) immediately preceding the Revision Semester.

SP is the value of the average weighted selling price (as defined below) of the Product (on a delivered basis, and net of rebates and discounts) by RPC to its customers on the free market (i.e excluding sales within RP and processing arrangements).

SP (n - 1) is the value of SP on semester (n - 1) immediatly preceding the Revision Semester
SP (n - 2 ) is the value of SP on semester (n - 2) immediately preceding semester (n - 1)

For the calculation of SP, it is agreed between the Parties that:

(i) the value of SP shall be weighted in proportion of the respective volume of sales of Product corresponding to each customer. For avoidance of doubt, the following example is given:

                                     [*]

(ii) SP is converted in French Francs according to the average exchange rates of the Semester (n - 1) immediatly preceding the Revision Semester, calculated on the basis of the "Cours Indicatifs des Devises - Moyenne Mensuelle" published monthly by "Banque de France - Services des Changes".

3.3. For the implementation of this provision, ChlorAlp shall be entitled to audit, through an independent auditor bound to secrecy, the calculation of SP made by RPC for any year.


















* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.
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The mission of said auditor shall be:
 - to determine the real average weighted selling price of the Product invoiced by RPC on a delivered basis and net of rebates and discounts, to its other customers during said year (the "Real SP");
 - to compare such real average weighted selling price with the value of SP paid by ChlorAlp in the revision formula, during the same period ("Paid SP");
 - to calculate, if any, the required regularization of the Price, to be made between the Parties, for the quantities of Product delivered by RPC to ChlorAlp during the audited period, should it be any difference between the "Real SP" and the "Paid SP".

The audit shall be conducted with no less than two (2) business days prior written notice thereof, delivered to RPC, on business days and during regular business hours of RPC. The auditor shall notify the Parties of its conclusion within thirty days from the date of its appointment. The Parties shall have a thirty days days delay from the date of notification to reach an agreement upon the conclusion of the auditor and the related regularization of the Price. Should such an agreement not been reached within such a delay, then such difference shall be settled in accordance with the provisions set forth in
Article 7.7 of this Agreement.

ChlorAlp shall bear the costs of the audit.

3.4. For the implementation of this Article, the Price is understood CIP ChlorAlp' Pont de Claix plant, France (INCO Terms 1990) and prices of reference shall be on a delivered basis and before taxes.

3.5. RPC shall invoice ChlorAlp on a monthly basis.
Payment term shall be of thirty days, end of the month, the tenth, and made by bank transfer.


ARTICLE 4.  QUALITY PRODUCT WARRANTY.

RPC warrants that the Product shall comply with the specifications as described in Schedule 1 attached to the present Agreement (the "Specifications"), and shall be free from defects and of good material and workmanship.

RPC shall be liable only for replacement of nonconforming lot of Product under the following conditions:

All claims by ChlorAlp for nonconforming Products shall be deemed waived unless made by ChlorAlp in writing within twenty (20) days from the delivery date of such Product.

If RPC agrees with ChlorAlp's claim, it will, at its expense, immediately replace the nonconforming lot of Product by a conforming lot of same.

If RPC does not agree with ChlorAlp's claim, either may request an expert appraisal by an independant laboratory, to determine whether said Product complies with said Specifications. The report of such independant laboratory shall be conclusive and binding on the Parties hereto.
All expenses related to such appraisal shall be borne by the Party found in default.

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RPC and ChlorAlp being "industrial of the same speciality", ChlorAlp acknowledge that the above warranty constitutes its exclusive remedy and RPC's total liability for claims regarding the Product for "hidden defaults" ("vices caches") and RPC excludes any implied warranties of merchantability and fitness for a particular purpose and all other express or implied representations or warranties. ChlorAlp waives all other claims against RPC and RPC shall not be liable to ChlorAlp for any other direct or indirect damages.

The warranty and all limitations on ChlorAlp's remedies and on RPC's liability provided in this Article shall survive the expiration, termination or cancellation of this Agreement.


ARTICLE 5. TRANSFER OF TITLE AND RISK

Title to the Product and all risk for loss or any damage thereto shall pass to ChlorAlp as the Product passes the delivery point as defined in Section 2.3 hereabove.


ARTICLE 6. TERM

This Agreement shall come into force on October 1st and, except as provided in
Article 7.2 below, shall remain in force for a period of fifteen (15) years (the "Term"). Unless terminated by either Party giving written notice to the other not less than one (1) year prior to the end of the Term, it shall be renewed automatically for an unlimited period. Thereafter, it shall be terminated by either Party giving at any time to the other Party not less than
(1) year prior written notice.

If and when RPC's interest becomes lower than 50% of the capital of ChlorALp, the Term of this Agreement shall automatically be changed to a (10) ten years period running from the date on which RPC's interest is lower than 50%. It shall, in such case, thereafter be renewed for an equivalent period of ten years, unless terminated by either Party giving the other Party not less 5 years prior written notice prior to (i) the end of the initial 10 years period or (ii) the end of each subsequent 10 years period.


ARTICLE 7. GENERAL PROVISIONS

7.1. Secrecy

Each Party agree that all information disclosed to it by the other Party under the present Agreement (the "Information") shall be held and treated in the utmost and strictest confidence and neither Party shall use said Information to benefit itself or others, except for the purpose defined in Article 1 hereabove. The receiving Party shall not disclose any Information to a third Party unless and until expressly authorized in writing to do so by the disclosing Party, provided, however, that, either Party may transmit any Information disclosed hereunder to any of its Affiliate. Each Party shall be held accountable for the compliance of these Affiliates with the terms of this Article.

For the implementation of this Agreement, the term "Affiliate" of either Party shall mean a company which, directly or indirectly, controls, is controlled by, or is under common control with said Party.

"Control" shall mean the control as defined by Articles 355.1 and following of the law of July 24, 1996, on commercial companies.